3: VERSENT CORPORATION

VERSENT CORPORATION

3269 American Drive

Mississauga, Ontario

L4V 1V4

NOTICE OF ANNUAL

MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the annual meeting (the "Meeting") of the shareholders of Versent Corporation ("Versent") will be held in Versent's boardroom located at 3269 American Drive, Mississauga, Ontario on Wednesday, June 21, 2000, at the hour of 10:00 o'clock in the morning, Mississauga time, for the following purposes:

(a) to receive the audited financial statements of Versent for the year ended December 31, 1999 together with the report of the auditors thereon;

(b) to elect directors of Versent;

(c) to appoint auditors of Versent for the ensuing financial year and to authorize the directors of Versent to fix the remuneration of the auditors; and

(d) to transact such other business as may properly come before the Meeting or any adjournment thereof.

Shareholders of Versent are invited to attend the Meeting. Shareholders of record at the close of business on May 12, 2000 are entitled to notice of the Meeting and will be entitled to vote at the Meeting or any adjournment thereof, except to the extent that a person has transferred common shares of Versent after that date and the new holder of such shares establishes ownership thereof and makes a written demand, not later than 10 days prior to the Meeting, to be included in the list of shareholders eligible to vote at the Meeting.

By Order of the Board

45:

Clinton L. Wolff

Vice-President, Finance and

Secretary-Treasurer

Dated at Mississauga, Ontario, this 12th day of May, 2000.

NOTE: Shareholders are requested to date, sign and return the accompanying form of proxy for use at the Meeting whether or not they are able to attend personally. To be effective, forms of proxy must be received by Versent c/o CIBC Mellon Trust Company, 200 Queens Quay East, Unit 6, Toronto, Ontario, M5A 4K9, Attention: Proxy Department, prior to 5:00 p.m., Toronto time, on Monday, June 19, 2000, or, in the case of any adjournment of the Meeting, not later than 5:00 p.m., Toronto time, two business days prior to the date of the reconvened meeting.

VERSENT CORPORATION

3269 American Drive

Mississauga, Ontario

L4V 1V4

MANAGEMENT INFORMATION CIRCULAR

GENERAL PROXY INFORMATION

Solicitation of Proxies

This management information circular (the "Circular") is being furnished to the shareholders of Versent Corporation ("Versent") in connection with the solicitation of proxies by the directors and management of Versent for use at the annual meeting of the shareholders of Versent (the "Meeting") to be held in Versent's boardroom located at 3269 American Drive, Mississauga, Ontario on Wednesday, June 21, 2000, at the hour of ten o'clock in the morning, Mississauga time, called for the purposes set out in the notice of the Meeting accompanying this Circular. Unless otherwise stated, information contained in this Circular is given as of the date hereof.

The solicitation of proxies for the Meeting will be primarily by mail but proxies may also be solicited personally or by telephone by employees of Versent. Employees of Versent will not receive any extra compensation for such activities. Versent may also pay brokers or other persons holding common shares of Versent in their own names, or in the names of nominees, for their reasonable expenses for sending proxies and proxy material to beneficial owners of common shares of Versent and requesting authority to execute proxies in respect of such common shares of Versent. Versent will bear the expenses of the solicitation of proxies by the directors and management of Versent.

No person is authorized to give any information or to make any representation other than as contained in this Circular and, if given or made, such information or representation should not be relied upon as having been authorized by Versent. The delivery of this Circular shall not under any circumstances create an implication that there has been no change in the information set forth herein since the date of this Circular.

Appointment of Proxy and Discretionary Authority

The persons named in the form of proxy accompanying this Circular are officers and/or directors of Versent. A shareholder of Versent has the right to appoint a person, who need not be a shareholder of Versent, other than the persons named in the form of proxy accompanying this Circular, as nominee to attend and act for and on behalf of such shareholder at the Meeting and may exercise such right by inserting the name of such person in the blank space provided on the form of proxy, or by executing a proxy in a form similar to the form of proxy, accompanying this Circular. If a shareholder of Versent appoints one of the persons named in the form of proxy accompanying this Circular as the nominee of the shareholder and does not direct such nominee to vote either for or against or withhold from voting on a matter or matters with respect to which an opportunity to specify how the common shares of Versent registered in the name of such shareholder are to be voted, the proxy shall be voted for such matter or matters.

To be effective, forms of proxy must be received by Versent c/o CIBC Mellon Trust Company, 200 Queens Quay East, Unit 6, Toronto, Ontario M5A 4K9, Attention: Proxy Department, prior to 5:00 p.m., Toronto time, on Monday, June 19, 2000, or, in the case of any adjournment of the Meeting, not later than 5:00 p.m., Toronto time, two business days prior to the date of the reconvened meeting.

Exercise of Vote by Proxy

The common shares of Versent represented by a proxy at the Meeting will be voted for or against or withheld from voting in accordance with the instructions of the shareholder of such common shares of Versent, so long as such instructions are certain, on any ballot that may be called for and, where the shareholder of Versent whose proxy is solicited specifies a choice with respect to any matter to be voted upon, the common shares of Versent represented by such proxy will be voted in accordance with the specification so made. If no choice is specified in the proxy, the persons named in the form of proxy accompanying this Circular will vote for all of the matters proposed by management at the Meeting and described in the notice of the Meeting accompanying this Circular.

The form of proxy accompanying this Circular confers discretionary authority upon the persons named therein with respect to any amendment or variation to the matters identified in the notice of the Meeting accompanying this Circular and with respect to other matters which may properly come before the Meeting. Management of Versent knows of no matters to come before the Meeting other than those referred to in the notice of the Meeting accompanying this Circular. However, if any other matters which are not now known to management of Versent should properly come before the Meeting, the common shares of Versent represented by proxies given in favour of the persons named in the form of proxy accompanying this Circular will be voted on such matters in accordance with the best judgment of such person.

Revocation of Proxies

A shareholder of Versent may revoke a previously given proxy by depositing an instrument in writing signed by the shareholder or an attorney authorized by a document signed in writing or by electronic signature (if the shareholder is a corporation, under its corporate seal by an officer or attorney thereof properly authorized, indicating the capacity under which such officer or attorney is signing), or by transmitting, by telephonic or electronic means, a revocation signed by electronic signature, or by any other manner permitted by law, which must be received either at the registered office of Versent at any time up to and including 5:00 p.m., Toronto time, two business days prior to the date of the Meeting, or any adjournment thereof, at which the proxy is to be used, or with the chairman of the Meeting on the day of the Meeting, or any adjournment thereof.

Voting Securities and Principal Holders Thereof

The Board of Directors of Versent (the "Board") has fixed May 12, 2000 as the record date for determining those shareholders of Versent entitled to receive notice of the Meeting, but the failure of any shareholder of Versent to receive a notice of the Meeting does not deprive the shareholder of a vote at the Meeting. If a person has acquired common shares of Versent after May 12, 2000, that person is entitled to vote those shares at the Meeting upon producing properly endorsed share certificates or otherwise establishing share ownership, and demanding in writing the inclusion of such person's name on the list of shareholders of Versent entitled to vote at the Meeting not later than 10 days before the Meeting.

As of May 12, 2000 9,388,343 common shares of Versent were outstanding, each entitled to one vote on each matter to be voted upon at the Meeting. Each holder of record of common shares of Versent on May 12, 2000 was entitled to notice of the Meeting and is entitled to vote at the Meeting.

The following table sets out, as at May 12, 2000, each person who is known to the senior officers or directors of Versent to beneficially own, directly or indirectly, or to exercise control or direction over, more than 10% of the outstanding common shares of Versent:
Name and Address	Number of Common Shares Owned	Percentage of Common Shares
Buckingham Technology Acquisition Group Inc. South Charleston SC	8,497,152	90.5%

As at May 12, 2000 the officers and directors of Versent as a group beneficially owned, directly or indirectly, or exercised control or direction over 9,300 common shares representing less than 0.1% of the aggregate number of common shares of Versent then outstanding.

Interests of Insiders in Material Transactions

Starburst

Effective May 4, 1999, Versent sold all of its shares (the "Starburst Sale Transaction") in Starburst Coin Machines Inc. ("Starburst") to a Starburst management group led by Mr. Leonard Keywood (" Keywood"), the founder and only President of Starburst, for $6,807,993. The shares were purchased with a combination of cash and the delivery of a Promissory Note from Starburst. The Promissory Note is secured by a second charge on the assets of Starburst and is personally guaranteed by Keywood.

The Board decided to sell Starburst for a number of reasons, including, corporate culture incompatibility, eroding earnings, difficult industry conditions and Versent's commitment to reduce its term debt.

The Starburst Sale Transaction resulted in a loss of $4,892,781 being incurred which has been reflected in Versent's 1999 year end financial results. On a going forward basis, the elimination of Starburst from Versent's holdings will result in reduced revenue, profits and EBITDA, but little change in net free cashflow. Given that Versent and Starburst have entered into a long term supply agreement for coin operated amusement machines, there will be no disruption to Versent's core Laser Quest business.

From its incorporation in 1987 until June 1996, Starburst was owned and operated by Keywood. On June 13, 1996, all of the shares of Starburst were purchased by Versent. Since that time, Keywood continued to be a director of Starburst as well as its President.

The terms of Starburst Sale Transaction were reviewed and approved by the Board and Versent's principal lender.

In evaluating the Starburst Sale Transaction, the Board took into account the book value of the shares of Starburst, the historical performance of Starburst, the future business prospects of Starburst and anticipated future industry conditions. The Board and Versent's principal lender agreed that based on the Board's evaluation, the terms of the Starburst Sale Transaction were fair and reasonable.

In completing the Starburst Sale Transaction, Versent relied on the exemption under Section 18.1 (5) of the Ontario Securities Commission Policy Statement No. 9.1 (Policy 9.1) from the valuation requirements and the exemption under Section 20.2 (1) of Policy 9.1 from the minority approval requirements.

Chromacolour

On March 16, 2000, Versent sold substantially all of the assets of Chromacolour International Limited, a UK company, to a company controlled jointly by Mr. David H. James, a director of Versent, and an unrelated partner for $230,000 and the assumption of certain liabilities. In addition, a company controlled jointly by Mr. James and a different unrelated partner on March 31, 2000 acquired substantially all of the assets of Chromacolour International Limited, an Ontario corporation, for $125,000 and the assumption of certain liabilities (collectively the "Chromacolour Sale Transactions").

The Board decided to sell Chromacolour for a number of reasons, including the incurrence of mounting losses, difficult industry conditions, Versent's commitment to reduce its term debt and desire to re-focus on its core businesses.

Prior to selling Chromacolour, the carrying value of the investment in Chromacolour had been written down $1,950,000 to approximately $350,000 in the December 31, 1999 financial statements, so the Chromacolour Sale Transactions did not result in any further writedowns. On a going forward basis, the elimination of Chromacolour from Versent's holdings will result in reduced revenue, but significant improvements in profits, EBITDA and net free cashflow. Given that Versent has completely exited the Craft industry there will be no disruption to Versent's core businesses.

The terms of Chromacolour Sale Transactions were reviewed and approved by the Board and Versent's principal lender.

In evaluating the Chromacolour Sale Transactions, the Board took into account the book value of the assets of Chromacolour, the historical performance of Chromacolour, the future business prospects of Chromacolour and anticipated future industry conditions. The Board and Versent's principal lender agreed that based on the Board's evaluation, the terms of the Chromacolour Sale Transactions were fair and reasonable.

In completing the Chromacolour Sale Transactions, Versent relied on the exemption under Section 18.1 (5) of the Ontario Securities Commission Policy Statement No. 9.1 (Policy 9.1) from the valuation requirements and the exemption under Section 20.2 (1) of Policy 9.1 from the minority approval requirements.

EXECUTIVE REMUNERATION

The following table (presented in accordance with the regulation (the "Regulation") made under the Securities Act (Ontario)) sets forth all annual and long-term compensation for services in all capacities to Versent and its subsidiaries for the year ended December 31, 1999 (to the extent required by the Regulation) in respect of the individuals who were, at December 31, 1999, the Chief Executive Officer and the four other most highly compensated officers (the " Named Executive Officers"), whose total compensation exceeded $100,000.

SUMMARY COMPENSATION TABLE
Name and Position Held	Year	Annual Compensation			Long-Term Compensation Awards
		Salary ($)	Bonus ($)	Other Annual Compensation ($)	Securities Under Options Granted (#)	All Other Compensation ($)
F. Gregory Thompson President and Chief Executive Officer	December 31, 1999	175,000	Nil(1)	Nil	143,120	$70,000(2)
	December 31, 1998	175,000	Nil(1)	Nil	34,060	Nil
	December 31, 1997	175,000	44,147(1)	Nil	Nil	Nil
Matthew J. McIver President, Threshold Electronics Limited	December 31, 1999	150,000	25,000(3)(1)	Nil	30,900	$81,890(4)
	December 31, 1998	150,000	Nil(1)	Nil	15,460	Nil
	December 31, 1997(5)	135,577	27,361(1)	Nil	Nil	Nil
John Prudence(7) President, Chromacolour International Limited	December 31, 1999	140,000	Nil	Nil	21,420	Nil
	December 31, 1998(6)	126,849	Nil	Nil	Nil	Nil
	December 31, 1997	n/a	n/a	n/a	n/a	n/a
Clinton L. Wolff Vice-President, Finance and Secretary-Treasurer	December 31, 1999	120,000	Nil(1)	Nil	24,620	Nil
	December 31, 1998	109,462	Nil(1)	Nil	10,720	Nil
	December 31, 1997	95,769	24,159(1)	Nil	Nil	Nil
Sue Millar Vice President, LQ Operations	December 31, 1999	115,096	$6,860(8)(1)	Nil	45,140	Nil
	December 31, 1998	97,402	Nil(1)	Nil	5,940	Nil
	December 31, 1997	85,094	16,082 (1)	Nil	Nil	Nil

  Ten percent of the pre-tax profits of certain divisions of Versent is allocated to bonuses for home-office employees. This amount is allocated based on a formula to reflect the relative contributions of all employees at the home office of Versent. The amounts were earned in 1996 and 1997 and paid in February 1997 and 1998, respectively. Senior management opted to forgo any bonuses for 1998. This program was discontinued after 1999 and no amounts were earned or paid out with respect to 1999.

  Mr. Thompson received aggregate value of $70,000 by exercising options using the Share Appreciation Rights feature of the employee stock option plan as approved by the Board.

  Mr. McIver received a $25,000 special discretionary bonus with respect to securing refinancing of the ABM cash float. This was earned and paid in 1999.

  Mr. McIver received a bonus based on the cashflow from Threshold Electronics Limited (UK) pursuant to an agreement related to the acquisition of that company in January 1997. This payment was made in January 2000. There may be more amounts payable under this agreement, whereby the remaining cash in that business is split between Versent and its former shareholders. However it is not possible to predict the amounts involved, if any, and as such future bonuses will be recorded if and when the payments are actually made.

  Mr. McIver became an officer of Versent when Threshold was purchased by Versent in January 1997.

  Mr. Prudence became an officer of Versent when Chromacolour was purchased by Versent on March 31, 1998.

  Mr. Prudence resigned on March 31, 2000.

  Ms Millar received a bonus relating to a short-term incentive program implemented for the Laser Quest business from September to December 1999. Payments pursuant to this program were made in February 2000.

OPTION GRANTS DURING THE

MOST RECENTLY COMPLETED FINANCIAL YEAR

The following table (presented in accordance with the Regulation) sets forth options granted during the financial year of Versent ended December 31, 1999 to the Named Executive Officers:

OPTION GRANTS DURING THE MOST RECENTLY COMPLETED FINANCIAL YEAR
Name	Securities Under Options Granted (# of Common Shares under option))	% of Total Options Granted to Employees in Financial Year	Exercise Price ($/Security)	Market Value of Securities Underlying Options on the Date of Grant ($/Security)	Expiration Date D/M/Y
F. Gregory Thompson President and Chief Executive Officer	68,120 75,000	12.5% 13.8%	$1.25 $1.49	$1.25 $1.49	27/5/2004 11/8/2004
Matthew J. McIver President, Threshold Electronics Limited	30,900	5.7%	$1.25	$1.25	27/5/2004
John Prudence(1) President, Chromacolour International Limited	21,420	3.9%	$1.25	$1.25	27/5/2004
Clinton L. Wolff Vice-President, Finance and Secretary-Treasurer	24,620	4.5%	$1.25	$1.25	27/5/2004
Sue Millar Vice-President, LQ Operations	45,140	8.3%	$1.25	$1.25	27/5/2004
  Resigned March 31, 2000.

The following table (presented in accordance with the Regulation) sets forth details of all exercises of options during the year ended December 31, 1999 by the Named Executive Officers and the value as of December 31, 1999 of unexercised options on an aggregate basis:

AGGREGATED OPTION EXERCISES DURING THE MOST RECENTLY

COMPLETED FINANCIAL YEAR AND DECEMBER 31, 1999 OPTION VALUES
Name	Securities Acquired on Exercise (#)	Aggregate Value Realized ($)	Unexercised Options at December 31, 1999 (#) Exercisable/Unexercisable	Value of Unexercised in-the-Money Options at December 31, 1999 ($) Exercisable/Unexercisable
F. Gregory Thompson President and Chief Executive Officer	100,000	$70,000	177,180 / Nil	$Nil / $Nil
Matthew J. McIver President, Threshold Electronics Limited	--	--	3,865 / 42,495	$Nil / $Nil
John Prudence(1) President, Chromacolour International Limited	--	--	Nil / 21,420	$Nil / $Nil
Clinton L. Wolff Vice-President, Finance and Secretary-Treasurer	--	--	2,680 / 32,660	$Nil / $Nil
Sue Millar Vice-President, LQ Operations	--	--	1,485 / 49,595	$Nil / $Nil

(1) Resigned March 31, 2000.

In connection with the February 15, 2000 acquisition of the majority of shares of Versent by Buckingham Technology Acquisition Group, Inc., the Board approved the immediate vesting of all options for the purposes of allowing the shares to be tendered to the bid using the Share Appreciation Rights feature of the employee stock option plan. The Named Executive Officers received the following net realized value: F. Gregory Thompson $53,560; Matthew J. McIver $15,450; John Prudence $10,710; Clinton L. Wolff $12,310; and Sue Millar $22,570. All options not in-the-money under the bid price were cancelled; there are now no share options outstanding.

Compensation of Directors

Mr. David Rosenkrantz receives $84,000 per year in his capacity as Chairman of the Board. Each director who is not an employee or officer of Versent or who does not provide consulting services to Versent is entitled to be paid as follows: $2,500 per annum for services as a director; $500 per member for each meeting of the Board; $1,500 per annum if acting as chairman of a committee of the Board for services in such capacity; and $500 per member of a committee of the Board for services in that capacity per meeting attended.

During the financial period ended December 31, 1999, the following options were granted to the indicated individuals in their capacity as directors of Versent to acquire common shares of Versent:
Name	Securities Under Options Granted (#)	Exercise Price ($/security)	Market Value of Securities Underlying Options on the Date of Grant ($/security)	Expiration Date D/M/Y
G. Alan Hutton(2)	6,820	$1.25	$1.25	27/5/2004
David H. James	17,040	$1.25	$1.25	27/5/2004
David A. Rosenkrantz	6,820 30,000	$1.25 $0.90	$1.25 $0.90	27/5/2004 30/6/2004
Roderick R. Senft(1)	6,820	$1.25	$1.25	27/5/2004
David S. Willmot(2)	34,060	$1.25	$1.25	27/5/2004
Michael L. Willmot(2)	6,820	$1.25	$1.25	27/5/2004

(1) Resigned December 31, 1999.

(2) Resigned February 15, 2000.

On January 11, 1999 options which were about to expire were exercised using the Share Appreciation Rights feature of the employee stock option plan as approved by the Board. The following directors received the following net realized value: David S. Willmot $35,000; and Michael L. Willmot $35,000.

In connection with the February 15, 2000 acquisition of the majority of shares of Versent by Buckingham Technology Acquisition Group, Inc., options were tendered to the bid using the Share Appreciation Rights feature of the employee stock option plan. The following directors and former directors received the following net realized value: G. Alan Hutton $6,010; David H. James $8,520; David A. Rosenkrantz $28,910; Roderick R. Senft $3,410; David S. Willmot $17,030; and Michael L. Willmot $3,410. All options not in the money under the bid price were cancelled; there are now no share options outstanding.

Directors' and Officers' Liability Insurance

Versent maintains Directors' and Officers' liability insurance coverage. The annual premium for the policy is $27,000. The $3,000,000 policy has a $250,000 deductible.

Composition of the Audit and Compensation Committee

The members of the Audit and Compensation Committee of the Board (the "Committee") are Messrs. Robert B. Johnston (Chairman), David A. Rosenkrantz and Michael J. Buckstein. No member of the Committee was an officer or employee of Versent or any of its subsidiaries except Mr. Rosenkrantz who also serves as Versent's non-executive Chairman of the Board.

Report on Executive Compensation

Executive Compensation Program

The executive compensation program is designed to encourage, compensate and reward employees on the basis of individual and corporate performance, both in the short and long term. Base salaries are set at levels which are competitive with the base salaries paid by similar corporations within the similar industries at corporations of a comparable size, thereby enabling Versent to compete for and retain executives critical to Versent's long term success. Incentive compensation is directly tied to corporate and individual performance.

Compensation for the Named Executive Officers, as well as for other executive officers and key staff, consists of a base salary and profit sharing arrangements.

Base Salary

The level of base salary for each employee within a specified range is determined by the level of responsibility, the importance of the position to Versent and within competitive industry ranges.

The Board Versent determines the base salaries and bonuses of the executives officers of Versent who in turn determine the base salaries and profit sharing for all other employees of Versent.

Compensation of the President and Chief Executive Officer

The Chairman of the Committee presents recommendations to the Committee with respect to the compensation of the President and Chief Executive Officer. In setting the President and Chief Executive Officer's salary, the Committee reviews salaries paid to other executive officers in Versent, salaries paid to other chief executive officers in the industry and the President's and Chief Executive Officer's ability to impact on the achievement of Versent for the previous financial year.

Bonus

Versent has discontinued its profit sharing program and has replaced it with an interim bonus program for 17 key senior employees. The program is based upon targets related to budgeted cashflow and involves different payout percentages at different performance levels.

Stock Options

Versent has discontinued its stock option program and all stock options under the plan have been cancelled.

Performance Graph

The following graph compares the yearly percentage change in the cumulative total shareholder return of the common shares of Versent for the period January 31, 1994 to December 31, 1999, assuming a $100 investment in the common shares of Versent on January 31, 1994, with the cumulative total return of The Toronto Stock Exchange 300 Index during such period, assuming dividend reinvestment and reflecting the share exchange on a 1-for-3.2 basis on February 22, 1994 and the share consolidation on a 1-for-5 basis on February 19, 1998:

Cumulative Return on $100 Investment

Assuming Dividend Reinvestment

January 31, 1994 - December 31, 1999

694:

(1) Trading as Kingscross Resources Inc. ("KRI") on The Canadian Dealer Network Inc.

(2) Date of share exchange, trading as Laser Quest Corporation ("LQC") on The Canadian Dealer Network Inc. (one Common Share of LQC for 3.2 common shares of KRI).

(3) LQC listed and trading on The Alberta Stock Exchange.
  LQC listed and trading on The Toronto Stock Exchange.
  Versent Corporation ("VTC") listed and trading on The Toronto Stock Exchange (one Common Share of the VTC for 5 Common Shares of LQC).

BUSINESS OF THE MEETING

Election of Directors

It is proposed that the seven persons named below be nominated for election as directors of Versent. All seven proposed nominees are now directors of Versent and have been since the dates set forth below. Management of Versent does not contemplate that any of the proposed nominees will be unable to serve as directors of Versent, but if that should occur for any reason prior to the Meeting, the persons named in the form of proxy accompanying this Circular have the right to vote for any other nominee of management of Versent. Each director will be elected to hold office until the close of the next annual meeting of the shareholders of Versent or until his or her successor is appointed or elected. The following table sets forth certain information as at May 12, 2000 concerning the persons nominated for election as directors of Versent:
Name and Municipality of Residence	Positions Held	Principal Occupation	Director Since	Number of Common Shares Owned(2)
Michael J. Buckstein Toronto, Ontario	Director(1)	Chief Executive Officer, Barrday Inc., an industrial textile manufacturer in Cambridge, Ont.	Feb. 15, 2000	Nil
David H. James Spokane, Washington	Director	President, Laser Quest International Corporation	1995	9,300
Robert B. Johnston North Charleston, South Carolina	Director(1)	Director of Investor Relations, Polymer Group Inc., an engineered materials company in North Charleston, S.C.	Feb. 15, 2000	Nil
Deborah Morrison Toronto, Ontario	Director	Administrative Director, the Historica Foundation of Canada, a private charitable foundation dedicated to promoting history education in Canada	Feb. 15, 2000	Nil
Jeffrey Rosen London, Ontario	Director	Instructor and Faculty Advisor at the University of Western Ontario	Feb. 15, 2000	Nil
David A. Rosenkrantz Toronto, Ontario	Chairman and Director(1)	Partner, Patica Corporation, an investment banking firm	1994	Nil
F. Gregory Thompson Toronto, Ontario	President, Chief Executive Officer and Director	President and Chief Executive Officer of Versent	1994	Nil

(1) Member of the Audit and Compensation Committee.

(2) Indicates number of common shares of Versent beneficially owned, directly or indirectly.

Each of the above individuals has held the principal occupation set forth above for the past five years except as follows: Mr. Johnston who until 1998 was a Senior Strategic Planner for Dominion Textile, Inc.; Deborah Morrison who prior to 2000 was Director of Communications and Development, The CRB Foundation; and Mr. Rosen who from 1996 to 1999 was a public educator in Monterrey, Mexico and in Toronto, Ontario prior to that.

Unless such authority is withheld, the persons named in the form of proxy accompanying this Circular intend to vote for the election of the foregoing individuals as directors of Versent until the close of the next following annual meeting of the shareholders of Versent or until their successors are elected.

Appointment of Auditors

Ernst & Young, Chartered Accountants, were first appointed the auditors of Versent effective June 16, 1994.

Unless such authority is withheld, the persons named in the form of proxy accompanying this Circular intend to vote for the appointment of Ernst & Young, Chartered Accountants, as the auditors of Versent until the close of the next following annual meeting of the shareholders of Versent or until their successor is appointed.

The directors of Versent unanimously recommend that shareholders of Versent vote for the approval of the appointment of Ernst & Young, Chartered Accountants, as auditors of Versent.

CORPORATE GOVERNANCE

In May 1995, the TSE adopted a by-law requiring each listed company incorporated in Canada to provide annual disclosure of its approach to corporate governance with reference to the guidelines contained in a report (the "TSE Report") prepared by The Toronto Stock Exchange Committee on Corporate Governance in Canada. These guidelines address matters such as:

- the mandate of the Board, including disclosure of who has responsibility for strategic planning, identifying the principal risks of Versent's business and implementing systems for managing these risks, succession planning, communication policies, internal control and information systems;

- the mandate and composition of board committees;

- the constitution and independence of the Board and its committees, including the desirability of the majority of "unrelated directors", and of a nominating committee consisting of unrelated directors. An "unrelated director" is a director who is independent of management and is free from any interest in the business or other relationship which could, or could reasonably be perceived to, materially interfere with the director's ability to act with a view to the best interests of Versent, other than interests and relationships arising from share holdings;

- the size of the Board;

- the adequacy and form of compensation of directors in light of risks and responsibilities; and

- the structures and procedures employed to ensure the Board functions independently of management.

The Board has ultimate responsibility for the management of Versent including the development of a strategic plan, identifying and controlling the principal risks of Versent, developing communication policies and internal control and management systems. The responsibility of the Board is to oversee the conduct of Versent and to supervise management. The Board met six times in 1999.

The present Board consists of seven members, of whom the Board considers that five are outside directors and that four directors, Mr. Buckstein, Mr. Johnston, Ms Morrison, and Mr. Rosen, are unrelated directors, as such term is defined above. Accordingly, the Board is constituted with a majority of directors who qualify as "unrelated directors" within the meaning of the TSE Report.

The TSE Report suggests that independence of the Board is most simply achieved by appointing a chairman who is not a member of management. As a non-executive Chairman, the Chairman of the Board is not considered a member of management and the Board considers that it complies with the TSE Report.

The only committee of the Board is the Audit and Compensation Committee. The Committee consists of three directors, being Mr. Buckstein, Mr. Johnston (Chairman), and Mr. Rosenkrantz, all of whom are outside directors and two of whom, Mr. Buckstein and Mr. Johnston, are unrelated directors. The Committee's main roles are to ensure the integrity and effectiveness of Versent's financial reporting and control systems, review financial statements and reports, oversee relations with the auditors and assess the quality of Versent's financial staff. In addition, the Committee reviews compensation policies and benefits and provides recommendations to the Board on compensation matters. The Committee met four times in 1999.

Versent does not have a Nominating Committee or Corporate Governance Committee as suggested by the TSE Report due to the relative size of Versent. Decisions with respect to succession planning, recruitment of new directors and matters with respect to corporate governance are made by the Board as a whole. The Board has determined to retain general responsibility for dealing with corporate governance issues, while maintaining the flexibility of asking certain committees of the Board to address specific issues as they may arise from time to time. Therefore, a Corporate Governance Committee will not be created at this time.

The Board considers that orienting and educating new directors is an important element of ensuring responsible corporate governance. By ensuring that members of the Board are properly informed of the business of Versent, the Board considers that it complies with the TSE Report.

There is no formal structure to ensure that the Board functions independently of management. The Board believes that the segregation between management and the Board has been traditionally understood but not formalized.

The Board has reviewed its size relative to other public companies and believes that the current size of the Board is appropriate to carry out its duties effectively and efficiently while presenting a diversity of views and experience. The Board has also reviewed its compensation and believes that it adequately reflects the responsibilities and risks involved in serving as directors and the size of Versent.

In certain circumstances, it may be appropriate for an individual director to engage an outside advisor at the expense of Versent. The Chairman of the Board will determine if the circumstances warrant the engagement of an outside advisor.

The Board has put structures in place to ensure effective communications between Versent, its shareholders and the public, including quarterly and annual reports and press releases. All inquiries from the investment community and shareholders of Versent are directed to the Vice-President, Finance and Secretary-Treasurer of Versent and are responded to promptly by the appropriate individual within Versent.

Directors' Approval

The Board has approved the contents and the sending of this Circular.

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

DATED this 12th day of May, 2000.

855:

F. Gregory Thompson Clinton L. Wolff

President and Chief Vice-President, Finance and

Executive Officer Secretary-Treasurer